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                                                                    Exhibit 10.3

                            Calgon Carbon Corporation

                            Executive Incentive Plan

                                 [LOGO] CALGON
                            Calgon Carbon Corporation
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I.    PURPOSE

The Executive Incentive Plan (the "Plan") is designed to motivate those key management employees who occupy positions where their efforts and decisions can have a significant impact on the overall activities of the Company or the activities primarily within the United States of the Company, its subsidiaries, or other organizational units.

II.   DEFINITIONS

The following words and phrases as used herein shall have the meanings set forth below:

     1)  "Company" shall mean Calgon Carbon Corporation.

     2) "Subsidiary" shall mean any corporation, domestic or foreign (other than the Company), in which 50% or more of the total voting power is held by the Company and/or Subsidiary or Subsidiaries.

     3) "Employee" shall mean a salaried employee of the Company or subsidiary of the Company.

     4) "Committee" shall mean the Compensation Committee of the Board of Directors.

     5) "Executive Incentive Plan" shall mean the Executive Incentive Plan of Calgon Carbon Corporation.

     6) "Plan Year" shall mean the period beginning January 1, 2000 and ending December 31, 2000 and each calendar year thereafter.

III.  ADMINISTRATION

The Plan shall be administered by the Committee. The Committee may, by majority vote, establish such rules and regulations as it deems necessary for the proper administration of the Plan and make such determinations and take such action in connection with or in relation to the Plan as it deems necessary.

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IV.   ELIGIBILITY

The employees eligible to receive awards under the Plan shall be those key management employees who occupy positions where their efforts and decisions can have a significant impact on the overall activities of the Company or the activities primarily within the United States of the Company, its subsidiaries, or other organizational units. Members shall be such eligible employees as the Committee shall determine each Plan Year based upon their key position and recommendations from operating management. Other eligible employees shall be determined by operating management as authorized by the Committee.

V.    AWARD FUND

The Award Fund for each Plan Year shall be determined by the Committee based upon both economic profit and individual performance. Economic profit is measured at various levels in the corporation and the objective is to link changes in economic profit with executive bonuses. Participant's specific performance objectives are also criteria for awards. Economic profit and individual performance will determine individual awards.

If for any Plan Year the total amount of the awards is less than the Award Fund, the difference shall not be carried forward or made available for awards in subsequent years.

VI.   AWARDS

The final determinations of awards to be made for each Plan Year shall be made by the Board of Directors; the Board of Directors shall receive recommended individual award amounts from the Committee. In making its recommendations to the Board, the Committee shall take into consideration the recommendations of the operating management of the Company.

The maximum award to an employee for any Plan Year shall be 125% of their base salary for such year.

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VII.  PAYMENT OF AWARDS

The amount of each award shall be paid in cash as soon as practicable after the close of the Plan Year for which the award is made.

VIII. FINALITY OF DETERMINATIONS

Each determination made by the Board of Directors shall be final and shall be binding and conclusive for all purposes and upon all persons.

IX.   LIMITATIONS

No employee or other person shall have any claim or right to be granted an award under this Plan and no Director, Officer, employee of the Company, nor any other person shall have the authority to enter into any agreement with any person for the making or payment of an award or to make any representation or warranty with respect thereto.

Neither the action of the Company in establishing the Plan nor any action taken by it or by the Committee under the provisions hereof, nor any provision of the Plan, shall be construed as giving to any employee the right to be retained in the employ of the Company.

X.    AMENDMENT, SUSPENSION, OR TERMINATION OF THE PLAN IN WHOLE OR IN PART

The Company may discontinue the Plan at any time and may, from time to time, amend or revise the terms of the Plan.

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